UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011

COLEMAN CABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33337	36-4410887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1530 Shields Drive, Waukegan, IL		60085
(Address of principal executive offices)		(Zip Code)

(847) 672-2300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 16, 2011, Coleman Cable, Inc. (“Coleman”), completed its acquisition of all of the outstanding shares of common stock, par value $0.51 per share (including the associated stock purchase rights) (the “Shares”), of Technology Research Corporation, a Florida corporation (“TRC”), pursuant to an Agreement and Plan of Merger, dated as of March 28, 2011 (the “Merger Agreement”), by and among Coleman, Clearwater Acquisition I, Inc., a Florida corporation and wholly owned subsidiary of Coleman (the “Purchaser”) and TRC.

Coleman’s acquisition of the Shares was structured as a two-step transaction, with a cash tender offer by the Purchaser for the Shares at a price of $7.20 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 12, 2011, and in the related Letter of Transmittal, each as amended and supplemented from time to time, filed by Coleman and the Purchaser with the Securities and Exchange Commission on April 12, 2011 (the “Offer”), followed by the merger of the Purchaser with and into TRC (the “Merger”).

The Offer expired at 12:00 midnight, New York City time, on May 13, 2011 and was not extended. Based upon information provided by BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”), a total of 5,702,446 Shares were validly tendered and not properly withdrawn upon expiration of the Offer (including 49,538 Shares subject to guaranteed delivery procedures), representing approximately 84.6% of all outstanding Shares. On May 16, 2011, the Purchaser accepted for payment all Shares validly tendered and not validly withdrawn in the Offer. Prior to the consummation of the Offer, Coleman owned approximately 4.8% of the Shares which, together with the Shares accepted for payment in the Offer, represent approximately 89.4% of the Shares.

On May 16, 2011, pursuant to the terms of the Merger Agreement, the Purchaser completed the Merger in accordance with the provisions of Florida law that authorize the completion of the Merger without a vote or meeting of the stockholders of TRC. TRC was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Coleman. In the Merger, each Share (other than Shares owned by Coleman, the Purchaser or any of their subsidiaries) was cancelled and converted into the right to receive $7.20 per Share in cash, without interest and less any required withholding taxes.

In connection with the consummation of the Merger, an application to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended, was filed and, effective as of the close of trading on May 16, 2011, the Shares ceased to be traded on the NASDAQ Global Market.

The aggregate consideration paid by Coleman in connection with the Offer and the Merger was approximately $51.5 million. Coleman funded the acquisition from available cash and borrowings under its senior secured credit facility.

The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which was included as Exhibit 2.1 to Coleman’s Current Report on Form 8-K, filed March 29, 2011, and which is incorporated herein by reference.

Item 8.01. Other Events

On May 16, 2011, Coleman issued a press release announcing the completion of the Offer and a press release announcing the consummation of the Merger. Copies of the press releases are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press release issued by Coleman Cable, Inc. on May 16, 2011.

99.2	Press release issued by Coleman Cable, Inc. on May 16, 2011.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.

Date: May 17, 2011	By:	/s/ Richard N. Burger
		Name:	Richard N. Burger
		Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Coleman Cable, Inc. on May 16, 2011.

99.2	Press release issued by Coleman Cable, Inc. on May 16, 2011.